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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                             Peerless Systems Corp.
            --------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
           ----------------------------------------------------------
                         (Title of Class of Securities)


                                    705536100
              ----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_] Rule 13d-1(b)

            [X] Rule 13d-1(c)

            [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 Pages

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CUSIP No. 705536100                   13G
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
 1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Adam Au
         ###-##-####
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2        N.A.                                                           (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
         SEC USE ONLY
 3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         United States
      --------------------------------------------------------------------------
                                            SOLE VOTING POWER
                                    5

         NUMBER OF                          547,859 shares.

         SHARES   --------------------------------------------------------------
                                            SHARED VOTING POWER
         BENEFICIALLY               6
                                            -0-
         OWNED BY
                       ---------------------------------------------------------
         EACH                               SOLE DISPOSITIVE POWER
                                    7
         REPORTING                          547,859 shares.

         PERSON   --------------------------------------------------------------
                                            SHARED DISPOSITIVE POWER
         WITH                       8
                                            -0-

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         547,859 shares.
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                          [_]
         N.A.
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11
         3.5%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
 12
         IN
--------------------------------------------------------------------------------

                                Page 2 of 4 pages

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Item 1.

        (a)     Name of Issuer:

                Peerless Systems Corp.

        (b)     Address of Issuer's Principal Executive Offices:

                2381 Rosecrans Avenue
                El Segundo, California 90245

Item 2.

        (a)     Name of Person(s) Filing:

                Adam Au

        (b)     Address of Principal Business Office or, if none, Residence:

                386 Main Street, Redwood City, California 94063

        (c)     Citizenship:

                United States

        (d)     Title of Class of Securities:

                Common Stock

        (e)     CUSIP Number:

                705536100

Item 3.   If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), or
           (c)

                N.A.

Item 4.   Ownership

          (a)   Amount beneficially owned:

          As of March March 1, 2002, the Reporting Person is the beneficial owner of an aggregate of 547,859 shares of the Issuer's common stock (the "Shares"). Out of those 547,859 Shares, 64,696 shares are issuable to the Reporting Person or his spouse upon the exercise of stock options which expire on March 29, 2002.

          (b)   Percent of class: 3.5%

          (c)   Number of shares as to which the person has:

                (i)      Sole power to vote or to direct the vote: 547,859
                (ii)     Shared power to vote or direct the vote: -0-
                (iii) Sole power to dispose of or to direct the disposition of: 547,859
                (iv) Shared power to dispose of or to direct the disposition of -0-

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                N.A.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                N.A.

                                Page 3 of 4 pages

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Item 8.  Identification and Classification of Members of the Group

               N.A.

Item 9.  Notice of Dissolution of Group

               N.A.

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 15, 2002
       --------------
                                             /s/ Adam Au
                                             -----------------------------------
                                                    Adam Au



  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                     CRIMINAL VIOLATIONS (SEE 18 U.S.C. 100

                                Page 4 of 4 pages